Letter to Stockholders

To Our Stockholders:

The beginning of 2015 has started with high hopes and positive tangible results for Global Ecology and its subsidiary, GEC Organics “(GECO”) in Alabama.  Over the past three years, management has focused its attention on the development and success of its organic soil amendment throughout the Southeast and global warming reduction technology worldwide.  This endeavor has not been without a significant investment of time and capital along with the deployment of all of our resources. The following is a list of recent events:

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GECO has been certified for the second consecutive year by the USDA and our current products are approved for use in all forms of organic agriculture. This is important to our original core business as we continue to provide the highest quality compost products in the industry.

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The Company has recently been upgraded on two major carbon registries for the issuance of environmental offset credits (Carbon Credits) to be sold domestically and internationally. Our initial effort, which began in late 2013, was to register our carbon offset production with the world’s most prestigious carbon exchange, The Gold Standard in Geneva, Switzerland. A project involving animal waste of this size had never been attempted, which caused many unforeseen delays, but is now ready for the issuance of verified Carbon Credit certificates. The number of the certificates issued is based on verified compost tonnage produced at our facility. This first of our four Projects can generate up to 15,000 tons for year one which will yield approximately 300,000 Carbon Credits. The Company has contracted with an independent auditor who is approved for Validation Review and Verification of onsite production by all the major Carbon Credit issuers.

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In order to start production it was necessary for the Company to begin accumulating and processing raw materials at its Castleberry site. This required the Company to obtain a line of credit to initiate the process that would lead to the sale of its entire annual ‘Gold Standard’ Carbon Credit allotment. This credit facility has been established with a commercial lender and based on current projections, will enable the Company to begin production this Quarter.

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The Company recently completed its second carbon offset exchange registration with the Climate Action Reserve (CAR) in Los Angeles, California. This Exchange almost exclusively provides its carbon offsets for California, which is the eight largest economy in the world. Also, it is the only U.S. state that requires mandatory compliance for its carbon polluters to purchase CC’s to offset their various industries’ excessive carbon release or be subject to penalties or expensive re-tooling costs.

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The CAR exchange only accepts the use food waste as its base waste ingredient for registration of its compost projects. This has prompted to Company to prepare additional acreage at its Castleberry site, which in nearly completed, to enable the processing of food waste. Some CAR Exchange CC’s have sold for as much as $11 per CC. The remediation (composting) of a solid ton of waste is worth a multiple of 20 in Carbon Credits.

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The volume of compost projected for both carbon offset projects has required the Company to acquire a very large commercial compost sifting machine capable of processing thousands of tons of material on a monthly basis. This costly equipment is currently being installed at the Castleberry facility and will be operational immediately.

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The Company is also nearing the end of a lengthy negotiation with the Alabama Department of Corrections (DOC) regarding the disposal of nearly 30,000 tons of food waste material that has been allowed to accumulate over the past few years. This waste material will only cost GECO the price of transportation and could provide the Company with more than a year’s production targeted at the CAR carbon offset markets. Food waste also produces a very high grade, low cost compost, and we will submit its component mixture to the USDA for review to be added to our organic product line.

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The initial finished product will be marketed as bulk sales of 20 tons or more and we are continuing to follow our original plan to sell in retail size bags to residential users as well as wholesale distributors.  Revenue from sales will give us better access to our feed stock and create economy of scale to seek lower cost for this raw material.

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We have been in discussions with several Carbon Credit brokers domestically and internationally who have expressed a strong interest in acquiring our Carbon Offset production as soon as the certificates are issued and become available for purchase through the exchange.  The anticipated date for this revenue generation could be as soon as April of this year.

Additionally, the forecasted Carbon Credit revenue will give us the opportunity to market our soil amendments, OSA1000™ and OSACT1000™ at very competitive price points, which could be the lowest in the industry, but still very profitable. The delivery of these waste materials has begun and we are converting it to our OSA1000™ for the first cycle beginning in March.

I will update our progress in my next Shareholder Letter toward the end of March or sooner if any significant events warrant disclosure. Thank you for your continued support.

Peter D. Ubaldi,  President & CEO